Exhibit 77(C): Submissions of Matters to a vote of security holders

A joint special meeting of shareholders of the Funds was held on December 4, 2014. The joint special meeting was held for the purpose of electing members of each Fund’s Board of Directors. Shareholders elected the following nine (9) Directors at the joint special meeting:

•	E. Thayer Bigelow
•	Robert B. Calhoun, Jr.
•	Eric C. Fast
•	Daria L. Foster
•	Evelyn E. Guernsey
•	Julie A. Hill
•	Franklin W. Hobbs
•	James M. McTaggart
•	James L.L. Tullis

The results of the proxy solicitation on the preceding matter were as follows:

Lord Abbett Municipal Income Fund, Inc.
Nominee	Votes For	Votes Withheld
E. Thayer Bigelow	779,341,788.209	12,932,728.141
Robert B. Calhoun, Jr.	779,357,011.520	12,917,504.830
Eric C. Fast	779,810,659.220	12,463,857.130
Daria L. Foster	779,754,162.220	12,520,354.130
Evelyn E. Guernsey	779,617,519.233	12,656,997.117
Julie A. Hill	779,397,602.888	12,876,913.462
Franklin W. Hobbs	779,921,784.986	12,352,731.364
James M. McTaggart	779,674,649.399	12,599,866.951
James L.L. Tullis	779,753,070.373	12,521,445.977

No Directors other than these elected are now in office.